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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ISMIE HOLDINGS INC.


     FIRST.    The name of the corporation is: ISMIE Holdings Inc. (the
"Corporation").

     SECOND.   The address of the Corporation's registered office in the
State of Delaware is 1209 Orange Street, in the City of Wilmington, County of Newcastle (the "Registered Office"). The name of its registered agent at such address is The Corporation Trust Company.

     THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

     FOURTH.   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 45,000,000 shares, divided into two classes as follows:

          5,000,000 shares of Preferred Stock of the par value of $0.01 per share ("Preferred Stock"); and

          40,000,000 shares of Common Stock of the par value of $0.01 per share ("Common Stock").

     The designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the above classes of stock are as follows:

                                   DIVISION I

                                Preferred Stock

     1. SERIES. The board of directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the board of directors may determine, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof, and as are not stated in this Certificate of Incorporation, or any amendment thereto. All shares of any one series shall be of equal rank and identical in all respects.

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     2.   DIVIDENDS.  No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared PRO RATA on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series.

     3. VOTING POWER. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the board of directors creating any series of Preferred Stock pursuant to this Division I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Certificate of Incorporation shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

     4. REDEMPTION. Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the Corporation, or which have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of the GCL, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

                                  DIVISION II

                                  Common Stock

     1. DIVIDENDS. Subject to the preferential dividend rights, if any, applicable to shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

     2. LIQUIDATION. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively.

     3. VOTING RIGHTS. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of stock held by him or her of record on the books of the Corporation on all matters voted upon by the stockholders.


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     FIFTH.    (1)  Nominations of persons for election to the board of
directors of the Corporation and the proposal of business to be considered by the stockholders may be made at any annual meeting of stockholders (a) by or at the direction of the board of directors or (b) by any stockholder of record of the Corporation who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article FIFTH.

     (2) For nominations or other business to be properly brought by a stockholder at an annual meeting of stockholders pursuant to clause (b) of paragraph (1) of this Article Fifth, the stockholder must have given timely advance notice thereof in writing to the Secretary of the Corporation and must be a stockholder of record at the time of the delivery of such notice. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, further, in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

     (3) Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person,
(iii) the class and number of shares of the Corporation which are beneficially owned by each such person and (iv) such other information relating to such person as would be required to be disclosed by the federal securities laws and the rules and regulations promulgated thereunder in respect of an individual nominated as a director of the Corporation and for whom proxies are solicited by the board of directors of the Corporation (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and
(c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner and (iii) a description of all arrangements or understandings between such stockholder or beneficial owner and any other person or persons (including their names) in connection with such nomination or business and any material interest of such stockholder or beneficial owner in such nomination or business.

     (4) Only those persons who are nominated in accordance with the procedures set forth in this Article FIFTH shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article FIFTH. The presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth


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in this Article FIFTH and, if any proposed nomination or business is not in compliance with this Article FIFTH, to declare that such defective proposed business or nomination shall be disregarded.

     (5) For the purposes of this Article FIFTH, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act.

     SIXTH.    The name and mailing address of the incorporator are as
follows: Saul Morse, Twenty North Michigan Avenue, Suite 700, Chicago,
Illinois

     SEVENTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

     (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

     (3) The number of directors of the Corporation shall be not less than three and not more than fifteen, the exact number of directors to be determined from time to time solely by resolution adopted by a majority of the board of directors.

     (4) The directors of the Corporation, other than directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by the holders of one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by the holders of one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2000 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2001 annual meeting and directors initially designated as Class III directors shall serve for a term ending on the date of the 2002 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation, disqualification or removal. If the authorized number of directors (other than directors elected by the holders of one or more series of Preferred Stock and other than directors to be elected at an annual meeting of stockholders) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation,


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removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled (other than directors elected by the holders of one or more series of Preferred Stock) solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article SEVENTH unless otherwise provided for in the certificate of designation for such series.

     (5) No director (other than directors elected by the holders of one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of the voting stock of the Corporation.

     (6) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the GCL, and may not be taken by written consent of stockholders without a meeting.

     (7) Special meetings of stockholders may be called at any time by the Chairman of the Board and shall be called by the President or the Secretary of the Corporation at the request in writing of a majority of the members of the whole Board of Directors. Except as otherwise prescribed by the GCL, a special meeting of the stockholders may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, such holders may call special meetings of such holders pursuant to the certificate of designation for such series.

     (8) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     (9) In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation and any bylaws adopted by the stockholders; provided,


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however, that no bylaws adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

     EIGHTH.   Meetings of stockholders may be held within or without the
State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

     NINTH.    (1)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent authorized by the GCL, in each case as the same exists or may hereafter be amended.

     (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against, expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit to the fullest extent authorized by the GCL, in each case as the same exists or may hereafter be amended.

     (3) To the extent that any person referred to in paragraphs (1) and (2) of this Article NINTH has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     (4) Any indemnification under paragraphs (1) and (2) of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct for indemnification set forth in subsection (a) or (b) of Section 145 of the GCL as the same may exist or may hereafter be amended. Such determination shall be made (a) by the board of directors by a majority vote of a quorum (as defined in the bylaws of the Corporation) consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the stockholders.


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     (5)  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as provided in this Article NINTH.

     (6) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation or its subsidiaries, or to any employee or agent of any entity providing contractual services for the Corporation or its subsidiaries, to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     (7) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     (8) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

     (9) For the purposes of this Article NINTH, references to the "Corporation" shall include in addition to the resulting Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article NINTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     (10) For purposes of this Article NINTH, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or


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agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this paragraph.

     (11) The indemnification and advancement of expenses provided by, or granted pursuant to this Article NINTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article NINTH shall not adversely affect any right to indemnification or advancement of expenses of any present or former director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

     (12) If this Article NINTH or any portion hereof is invalidated by any court of competent jurisdiction, then the Corporation shall nevertheless provide such indemnification and advancement of expenses as would otherwise be permitted under any portion of this Article NINTH that shall not have been invalidated.

     TENTH.    Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the GCL, do make this certificate, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set my hand this 1st day of April, 1999.



                                       /s/ Saul Morse
                                       ------------------------------
                                       Incorporator




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